STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT (the "Agreement") dated May __, 2000 is by and among PSB BANCORP, INC., a Pennsylvania corporation ("PSB") and Lawrence B. Seidman ("Seidman"), Seidman and Associates, LLC., Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Kerrimatt, LP, and Federal Holdings LLC (collectively with Seidman, the "Investor Group").

                                   BACKGROUND

         PSB and Investor Group desire to enter into a Stock Option Agreement (the "Agreement") providing PSB with an option to purchase 103,950 shares of the common stock, par value $1.00 per share (the "Common Stock") of JADE Financial Corporation ("JADE") presently owned by Investor Group on the terms and conditions hereinafter set forth.

         In consideration of the foregoing and the mutual covenants and agreements set forth herein, PSB and Investor Group, intending to be legally bound hereby, agree:

                                    AGREEMENT

1. Grant of Option. Investor Group hereby grants to PSB, on the terms and conditions set forth herein, the option to purchase (the "Option") 103,950 shares of Common Stock (the "Option Shares") at a price per share (the "Option Price") equal to $14.50. The grant of the Option is subject to the following conditions.

(a) Subject to the rights of PSB under this Agreement, the Investor Group retains all rights to the Option Shares during the executory period of this Agreement.

2.       Exercise of Option.

(a) Subject to the satisfaction of the conditions specified below, PSB shall exercise the Option, and the Investor Group shall deliver the Option Shares to PSB, on or before the fifth (5th) business day (the "Closing") after the signing of a definitive agreement pursuant to which PSB will acquire all the issued and outstanding Common Stock of JADE for cash (the "Acquisition Agreement").

(b) If the Acquisition Agreement provides for a price per share in excess of $14.50, the Option Price shall be reset to equal the price per share set forth in the Acquisition Agreement.

(c) Neither PSB nor Investor Group will take any action that would have the effect of preventing or disabling the delivery of the Option Shares to PSB upon exercise of the Option or otherwise performing their obligations under this Agreement.

3. PSB Additional Conditions to Closing. In addition to the execution of an Acquisition Agreement, the obligation of PSB to purchase the Option Shares is subject to the satisfaction of the following conditions:

(a) No preliminary or permanent injunction or other order against the delivery of the Option Shares issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise.

(b) Receipt by PSB of the required regulatory approval from the Board of Governors of the Federal Reserve System to hold over 5% of the Common Stock. Prior to filing, a copy of any application for regulatory approval to be filed with the Board of Governors of the Federal Reserve System will be furnished to the Investor Group for their review.

4. Covenant of PSB. PSB covenants that it will file all necessary bank regulatory applications/notices to acquire Option Shares within 45 days after the date of this Agreement.

5. Payment and Delivery of Certificates. At any Closing hereunder, (i) PSB will make payment to Investor Group of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Investor Group, (ii) Investor Group will deliver to PSB a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of PSB or its designee, and (iii) PSB will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

6.       Representations and Warranties of Investor Group

(a) Investor Group has beneficial ownership of the Option Shares, and the same are free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

(b) Investor Group owns no other shares of Common Stock other than the Option Shares.

(c) Seidman has all requisite power under the organizational documents of each member of the Investor Group to execute, deliver and perform this Agreement on behalf of each member of the Investor Group hereunder. This Agreement constitutes a legal, valid and binding obligation of each member of the Investor Group, enforceable against each member of the Investor Group in accordance with its terms.


7.       Representations and Warranties of PSB

(a) PSB has full corporate power and authority to execute, deliver and perform this Agreement. This Agreement constitutes a legal, valid and binding obligation of PSB, enforceable against PSB in accordance with its terms.

(b) PSB represents that it is acquiring the Option for PSB's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares.


8. Covenant of Investor Group. Investor Group covenants that it will not (i) sell the Option Shares during the term of this Agreement (ii) acquire any additional shares of Common Stock, (iii) take any action to, or solicit or encourage any other party to, make any offer to acquire all the Common Stock of JADE or all or substantially all the assets of JADE; (iv) acquire any shares of common stock of either PSB or any entity resulting from PSB's merger with or acquisition of JADE for a period of 18 months from the date of execution of an Acquisition Agreement; or (v) except as may be required by law, make any public or private statements either written or oral, to any other party, regarding the management or operations of JADE or PSB prior to the termination of this Agreement in accordance with its terms. The provisions of Section 8(v) shall not apply from the date of filing by JADE of a Proxy Statement (the "Proxy"), with the Securities and Exchange Commission, relating to its annual meeting (the "Annual Meeting"), if the Proxy relates to an Annual Meeting to be held prior to October 31, 2000.


9. Topping Fee. Notwithstanding the provisions of Section 2(a) hereof, PSB and the Investor Group agree that in the event that an acquisition agreement is executed by JADE with any party other than PSB pursuant to which all the issued and outstanding shares of Common Stock will be acquired for cash at a price per share in excess of $14.50, then, subject to the receipt of any required regulatory approval, PSB may exercise the Option and the Option Price shall be equal to $14.50 plus one-half the difference between the acquisition price set forth in the acquisition agreement with such third party and $14.50. Notwithstanding the foregoing, the provisions of this Section 9 shall not be applicable if Investor Group has violated the provisions of Section 8 hereof.

10. Termination. This Agreement and the Option shall terminate on the earlier of:

(a)      October 31, 2000; or

(b)      the date of the Closing hereunder; or

(c) the date of the Annual Shareholders Meeting of JADE, if Lawrence B. Seidman is not nominated and recommended for election by the Board of Directors of JADE.

11. Termination Fee. If prior to October 31, 2000, PSB does not make a bona fide written offer to purchase all of the shares of Common Stock of JADE for a price equal to or greater than $14.50 per share, PSB will pay to the Investor Group a termination fee of $100,000. This Section 11 shall survive termination.

12. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

13. Entire Agreement. This Stock Option Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

14. Assignment or Transfer. PSB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of PSB.

15. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           (i)      If to PSB, to:

                                    PSB Bancorp, Inc.
                                    1835 Market Street
                                    Eleven Penn Center - Suite 2601
                                    Philadelphia, Pennsylvania  19103

                                    Attention:  Anthony DiSandro, President
                                                and Chief Executive Officer

                                    Telecopy No.:  (215) 979-7979

                                    with a copy to:

                                    Stevens & Lee
                                    One Glenhardie Corporate Center
                                    1275 Drummers Lane
                                    P.O. Box 236
                                    Wayne, Pennsylvania  19087-0236

                                    Attention:  David R. Payne, Esquire

                                    Telecopy No.:  (610) 687-1384

                           (ii)     If to Investor Group, to:

                                    Lawrence B. Seidman, Esquire
                                    100 Misty Lane, P.O. Box 5430
                                    Parsippany, NJ 07054


                                    with copies to:

                                    Stroock & Stroock & Lavan
                                    First Union Financial Center
                                    200 South Biscayne Blvd, NL, Suite 3300
                                    Miami, FL 33131

                                    Attention:  Michael Basile, Esquire

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). 18. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

19. Captions. The captions in this Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

20. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

21. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

23. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement or the Option shall be paid by the party incurring such cost or expense.



                                        PSB BANCORP, INC.

                                             /ss/ Anthony DiSandro
                                        By:_______________________________
                                            Anthony DiSandro,
                                            President and Chief
                                            Executive Officer


                                            /ss/ Lawrence B. Seidman
                                        By:_______________________________
                                            Lawrence B. Seidman (Individually)

                                        SEIDMAN AND ASSOCIATES, L.L.C.

                                            /ss/ Lawrence B. Seidman
                                        By:_______________________________
                                            Lawrence B. Seidman,
                                            General Partner

                                        SEIDMAN INVESTMENT PARTNERSHIP, LP

                                            /ss/ Lawrence B. Seidman
                                        By:________________________________
                                            Lawrence B. Seidman,
                                            General Partner

                                            SEIDMAN INVESTMENT PARTNERSHIP II,LP

                                            /ss/ Lawrence B. Seidman
                                        By:_________________________________
                                            Lawrence B. Seidman.
                                            General Partner

                                            KERRIMATT, LP

                                            /ss/ Lawrence B. Seidman
                                        By:_________________________________
                                            Lawrence B. Seidman


                                            FEDERAL HOLDINGS, LLC

                                            /ss/ Lawrence B. Seidman
                                        By:_________________________________
                                            Lawrence B. Seidman, Manager